Exhibit 99.1

BIND Therapeutics Reports First Quarter 2015 Financial Results and Provides Corporate Update

– First Patient Dosed in Squamous Histology Cohort and Enrollment On-track in KRAS Mutant

Cohort of iNSITE 1 Clinical Trial in NSCLC –

– Milestone Achieved in Collaboration with AstraZeneca and Second Accurin Candidate, AZD2811,

Expected to Enter Clinic in 2H2015–

– Management to host conference call today at 8:30 a.m. EDT –

CAMBRIDGE, Mass., May 7, 2015 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results and business highlights for the quarter ended March 31, 2015.

“We had a strong start to 2015 and executed across all phases of our business,” said Andrew Hirsch, president and chief executive officer of BIND Therapeutics. “We are now actively enrolling both cohorts of the phase 2 iNSITE 1 trial in patients with KRAS mutations and squamous histology non-small cell lung cancer and we expect to begin enrolling our phase 2 iNSITE 2 trial of BIND-014 in multiple tumor types in the second quarter. We have also completed much of the pre-IND work in collaboration with AstraZeneca on Accurin AZD2811 and anticipate entering the clinic in the second half of the year. We believe that our current dataset across multiple species, including data recently presented at AACR by us and our collaborators, validates the mechanism of our Accurins and their ability to deliver potentially superior product profiles.”

During the first quarter of 2015, BIND enrolled the first non-small cell lung cancer (NSCLC) patient with KRAS mutation and the first patient with squamous histology in the iNSITE 1 (BIND-014 Nanoparticle Study In Patients with Advanced KRAS Mutant or Squamous NSCLC to Determine Tolerability and Efficacy) phase 2 clinical trial.

Additionally, the Company achieved a development milestone in its collaboration with AstraZeneca and recently presented positive preclinical data at the American Association for Cancer Research (AACR) Annual meeting related to Accurin AZD2811, an Aurora B kinase inhibitor, demonstrating improved efficacy and enhanced transport to tumor sites in multiple preclinical models while displaying minimal bone marrow toxicity. Also presented at the AACR conference were positive clinical and preclinical data demonstrating that BIND-014 provided prolonged circulation and controlled release of encapsulated docetaxel, when compared to conventional docetaxel, consistently across multiple species.

“We are pleased with the progress of our mid-stage clinical trials year-to-date and anticipate initial data readouts from the iNSITE 1 trial in the second half of 2015,” said Hagop Youssoufian, M.Sc., M.D., chief medical officer at BIND. “In addition, we are on track to enroll the first patient in the iNSITE 2 trial in multiple tumor types and our collaborator AstraZeneca remains on track to begin clinical development of Accurin AZD2811 later this year. This Accurin incorporates a potent Aurora B kinase inhibitor, and promising preclinical results in both liquid and solid tumors were recently presented at AACR, further validating the ability of our Accurins to target diseased cells and control the bio-distribution of therapeutic payloads.”

Anticipated 2015 Milestones Include:

-	Complete enrollment and report initial clinical results from the first evaluable patients in the first tier of the iNSITE 1 trial in the second half of 2015, with continued readouts in 2016.

-	Initiate the iNSITE 2 (BIND-014 Nanoparticle Study In Patients with Urothelial Carcinoma, Cholangiocarcinoma, Cervical Cancer, and Squamous Cell Carcinoma of the Head and Neck to Determine Tolerability and Efficacy) trial, a phase 2 multi-tumor trial with BIND-014 in patients with tumor types of high unmet need in the second quarter of 2015.

-	File Investigational New Drug (IND) application for AZD2811 with the U.S. Food and Drug Administration (FDA) in mid-2015 and enroll first patient in the clinical program.

-	Report final overall survival data from the phase 2 trial with BIND-014 in the broad NSCLC and mCRPC populations in 2015.

-	Advance BIND-510 through important preclinical studies to position it for an IND filing in 2016.

First Quarter 2015 Financial Results

Revenue for the first quarter of 2015 was $4.4 million, compared to $1.6 million for the first quarter of 2014, primarily due to increased reimbursable research and development activities for its AstraZeneca and Pfizer collaborations, as well as increased recognition of up-front license fee and milestone revenue. The Company also earned a $1 million development milestone under its collaboration with AstraZeneca during the first quarter of 2015.

Research and development expenses totaled $8.2 million for the first quarter of 2015, compared to $6.8 million for the first quarter of 2014. The increase was primarily driven by greater process development and manufacturing expense as the Company scales up its clinical material manufacturing capability and associated headcount to support the advancement of BIND’s internal pipeline and collaboration programs.

General and administrative expenses totaled $4.8 million for the first quarter of 2015, compared to $3.3 million for the first quarter of 2014. The increase was primarily related to a non-recurring cash and stock-based compensation charge for the March 2015 resignation of BIND’s former president and chief executive officer.

Net loss for the first quarter of 2015 was $8.3 million, compared to a net loss of $8.3 million for the first quarter of 2014.

Cash, cash equivalents and short-term investments were approximately $63 million as of March 31, 2015. The Company expects that its cash, cash equivalents and short-term investments as of March 31,

2015 will fund operating expenses and capital expenditure requirements through the first half of 2016. This expectation is based on the Company’s current operating plans and research and development funding that it expects to receive under its existing collaborations, but excludes any potential milestone payments.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. EDT to discuss the first quarter 2015 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 32368364.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing a pipeline of Accurins, its novel targeted therapeutics designed to increase the concentration and duration of therapeutic payloads at disease sites while reducing exposure to healthy tissue. BIND is leveraging its Medicinal Nanoengineering platform to develop a pipeline of Accurins targeting hematological and solid tumors and has a number of strategic collaborations with biopharmaceutical companies to develop Accurins in areas of high unmet need. BIND’s lead drug candidate, BIND-014, is a prostate-specific membrane antigen (PSMA) -targeted Accurin that contains docetaxel, a clinically-validated and widely-used cancer chemotherapy drug. BIND-014 is currently in development for the treatment of non-small cell lung cancer, or NSCLC, in patients with KRAS mutations or squamous histology. In addition, BIND plans to initiate clinical trials with BIND-014 in cervical, bladder, head and neck and cholangio cancers in 2015. BIND is also advancing BIND-510, its second PSMA-targeted Accurin drug candidate containing vincristine, a potent microtubule inhibitor with dose limiting peripheral neuropathy in its conventional form, through important preclinical studies to position it for an Investigational New Drug application filing with the U.S. Food and Drug Administration in 2016. Lastly, BIND is developing Accurins designed to inhibit PLK1 and KSP, both of which BIND believes are promising anti-mitotic targets that have been limited in the clinic due to myelotoxicity prior to reaching therapeutic doses.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd. and Merck & Co., or Merck (known as Merck Sharp & Dohme outside the United States and Canada), to develop Accurins based on their proprietary therapeutic payloads and targeting ligands.

For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding BIND-014, including without limitation, our expectations regarding the iNSITE 1 and iNSITE 2 clinical trials of BIND-014, the timing of our announcement of clinical trial data and BIND-014’s potential; AZD2811, including without limitation, statements regarding an Investigational New Drug filing and enrollment in clinical trials in mid-2015; BIND-510, including without limitation, statements regarding our plan for an Investigational New Drug filing in 2016; our belief that data from our clinical and non-clinical trials validates certain benefits of our Accurins; the sufficiency of our cash, cash equivalents and short-term investments; opportunities regarding our nanomedicine platform; anticipated 2015 milestones; and our collaboration agreements with Pfizer, Merck and AstraZeneca.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders, restrict its operations or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; the terms of the Company’s credit facility place restrictions on its operating and financial flexibility; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the fact that a fast track or breakthrough therapy designation by the FDA for the Company’s drug candidates may not actually lead to a faster development or regulatory review or approval process; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing the Company’s growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; the possibility of system failures or security breaches; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on May 7, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$27,651	$19,348
Short-term investments	34,888	21,582
Amounts due under collaboration agreements	3,809	2,892
Prepaid expenses and other current assets	1,903	2,141

Total current assets	68,251	45,963
Property and equipment, net	6,775	6,567
Restricted cash	1,507	1,526
Other assets	9	12

Total	$76,542	$54,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,072	$1,792
Accounts payable	1,969	1,796
Accrued expenses	4,590	5,260
Current portion of deferred revenue	4,806	5,087

Total current liabilities	12,437	13,935

Long-term liabilities:
Long-term debt, less current	13,431	1,482
Deferred revenue, less current	338	481
Warrant liability	7,628	—
Other long-term liabilities	938	1,006

Total long-term liabilities	22,335	2,969

Total liabilities	34,772	16,904

Total stockholders’ equity	41,770	37,164

Total	$76,542	$54,068

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenue	$4,384	$1,565
Operating expenses:
Research and development	8,180	6,823
General and administrative	4,763	3,261

Total operating expenses	12,943	10,084

Loss from operations	(8,559)	(8,519)

Other income	246	197

Net loss	$(8,313)	$(8,322)

Net loss per share, basic and diluted	$(0.44)	$(0.51)
Weighted average common shares outstanding:
Basic and diluted	18,842,184	16,423,795

Media:

Jeff Boyle

347-247-5089

media@bindtherapeutics.com

Investors:

Tom Baker

617-532-0624

investors@bindtherapeutics.com